BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

NOTICE TO SHAREHOLDERS

BRF S.A. ("Company") (BOVESPA: BRFS3; NYSE: BRFS) hereby informs its shareholders that the Board of Directors approved, in an extraordinary meeting held on June 18, 2015, the remuneration to shareholders in the form of interest on capital in the gross amount of R$ 0.50243840 per outstanding share, which will be subject to the collection of the Brazilian withholding tax rate at the source, as appropriate, except for those shareholders who are exempt and whose condition should be proved by the payment start date.

Shareholders who are registered in the Company's records until June 30, 2015 (declaration date) will be eligible to receive the benefits, including the shares to be traded "ex-rights" from July 1, 2015.

1. INSTRUCTIONS FOR CREDIT

1.1. The payment of interest on capital shall be paid on August 14, 2015, based on the shareholding position of June 30, 2015, through the depository institution - Itaú Unibanco Holding SA (" Itaú Unibanco") by automatic credit to account holders and through DOCs / TEDs for shareholders who have already reported to Itaú Unibanco the number of their CPF or CNPJ and their respective bank account. Shareholders who have not provided this information should go to an Itaú Unibanco agency to update their registration data and receipt of the respective amounts to which they are entitled;

1.2. Please be advised that the shareholders whose shares are in custody at BM&FBOVESPA S.A. - Securities, Commodities and Futures Exchange, will receive the proceeds through their custodians, and holders of ADRs (American Depositary Receipts) shall receive their proceeds through the Bank of New York Mellon, the depositary institution hired;

1.3. The supporting documentation of exemption (certified copies) for the purpose of not retaining the withholding tax at the source, shall be presented to the Company by June 30, 2015 at the address below. The same applies to shareholders supported by court order.

1.4. Address for further information and/or to send appropriate documentation:

       Investor Relations Department

       Rua Hungria, 1400 – 6th floor – 01455-000 Jd. Europa – São Paulo-SP

       Phone: +55 (11) 2322-5398/5050 - Fax: +55 (11) 2322-5747

       E-mail: acoes@brf-br.com

São Paulo, June 18, 2015

Augusto Ribeiro Junior

Chief Financial and Investor Relations Officer